Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS SECOND QUARTER 2010 RESULTS

Philadelphia, PA – July 19, 2010.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the second quarter ended June 30, 2010.

Second Quarter Highlights

•	Income Per Diluted Share increased to $0.69
•	Income Per Diluted Share Before Certain Items grew to $0.67
•	Global beverage can sales unit volumes rose 8%

Net sales in the second quarter were $2,010 million compared to $2,055 million in the second quarter of 2009, primarily due to the pass-through of lower raw material costs and $17 million from foreign currency translation, partially offset by increased global sales unit volumes.

Second quarter gross profit improved to $335 million over the $333 million in the 2009 second quarter, reflecting an increase in global sales unit volumes and cost reductions, which more than offset inventory repricing gains recognized in the second quarter of 2009 that did not recur in 2010 and $4 million from foreign currency translation.

Selling and administrative expense was $95 million in the second quarter compared to $90 million in the prior year and includes a reduction of $2 million from foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) was $240 million in the 2010 second quarter compared to $243 million in the same 2009 period.  The decrease in 2010 was primarily due to the 2009 inventory repricing gains which did not recur in the second quarter of 2010, increased selling and administrative expense and negative foreign currency translation of $2 million, partially offset by increased sales unit volumes.  Segment income was 11.9% of net sales in the 2010 second quarter up from 11.8% in the second quarter last year.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “Overall, we are pleased with our second quarter results which were driven by improved global volumes across all product lines.  Our Americas Beverage business had a very strong quarter on 10% volume growth reflecting increased North American volumes and contribution from our new plant in Brazil.  Our North American Food business enjoyed increased profitability reflecting the benefits of our cost reduction and realignment efforts over the last two years.  Demand was strong throughout our European businesses with food can volumes up 6% and beverage can volumes increasing 7% in the quarter.”

“Our growth in the emerging markets remains on track.  Beverage and food can capacity additions in Thailand will begin production in this year’s third quarter, and the second beverage can line in our Dong Nai, Vietnam plant will begin operations in the fourth quarter.  Over the first two quarters of 2011, three additional beverage can lines in Brazil are expected to begin commercial production and the new Hangzhou, China plant is expected to become operational in the third quarter of 2011.  We further expect that recently opened plants in Brazil, Slovakia and Vietnam will continue to contribute as they improve productivity and operating efficiencies.  Looking ahead, Crown is well positioned in many of the most exciting growth markets around the world as we continue to expand to meet our global and regional customers’ needs,” Mr. Conway concluded.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Interest expense in the second quarter was $45 million compared to $62 million in the second quarter of 2009.  The decrease reflects the impact of lower average debt outstanding.

Net income attributable to Crown Holdings in the second quarter was $112 million, or $0.69 per diluted share, compared to $105 million, or $0.65 per diluted share, in the second quarter of 2009.

Six Month Results
For the first six months of 2010, net sales were $3,787 million compared to $3,739 million in the first six months of 2009 reflecting higher global sales unit volumes and $62 million in favorable foreign currency translation offset by the pass-through of lower raw material costs.  Approximately 71% of net sales were generated outside the U.S. in the first six months of both 2010 and 2009.

Gross profit for the six month period improved to $585 million over the $578 million in the first six months of 2009 and reflects global sales unit volume growth, cost reductions and $5 million of favorable foreign currency translation which more than offset the 2009 inventory repricing gains that did not recur in 2010.

Selling and administrative expense for the six month period was $174 million compared to $179 million for the same 2009 period.  The decrease in expense includes a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) from the settlement of a legal dispute unrelated to the Company’s ongoing operations, partially offset by other net increases including $2 million due to foreign currency translation.

Segment income in the first half of 2010 was $411 million compared to $399 million in the first six months of 2009.  The increase in 2010 includes the settlement benefit of $20 million referred to above (and included in corporate and other unallocated items in the Segment Information table below) and $3 million due to foreign currency translation.  Excluding the $20 million settlement benefit, segment income was $391 million or 10.3% of net sales in the 2010 first half compared to 10.7% in the first six months of 2009, reflecting the inventory repricing gains which benefited 2009 but did not recur in 2010.

For the first six months of 2010, interest expense was $92 million compared to $123 million for the same period last year reflecting the impact of lower average debt outstanding.

Net income attributable to Crown Holdings for the first six months of 2010 was up 5.5% to $153 million over net income of $145 million for the same period in 2009.  Earnings per diluted share for the first six months of 2010 rose 4.4% to $0.94 over the $0.90 in the first half of last year.

During the first six months of 2010, the Company further realigned its North American Food operations and as a result recorded a restructuring charge of $24 million ($24 million, net of tax, or $0.15 per diluted share) for the closure of a plant in Canada.  Also during the first six months of 2010, the Company recorded net gains of $7 million ($6 million, net of tax, or $0.04 per diluted share) related to asset sales.  During the first six months of 2009, the Company recorded a net charge of $5 million ($0.03 per diluted share) in equity earnings related to the closure of its non-consolidated PET plastic bottle operation in Brazil.

The provision for income taxes in the first six months of 2010 includes a charge of $7 million ($0.04 per diluted share) to recognize the tax impact of the new U.S. health care legislation on the Company.  Under the new rules, federal subsidies received by the Company related to payments made for retiree prescription drug benefits will now be taxable beginning in 2013. In addition to the one-time charge of $7 million, the impact of the legislation will increase the Company’s annual tax provision by approximately $2 million in 2010.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $462 million lower at June 30, 2010 than at June 30, 2009, primarily the result of free cash flow generated in the twelve months ended June 30, 2010, and $53 million due to foreign currency translation, partially offset by an increase of $215 million due to a change in accounting for receivables securitizations as discussed below.  Currency translation has reduced net debt by $91 million from December 31, 2009.

Due to a change in accounting guidance, the Company’s current receivables securitization facilities are now accounted for as securitized borrowings and $215 million is included in the total debt of $2,979 million at June 30, 2010 as presented below.   This change in accounting also affects the Company’s reported cash flow from operations in 2010 as the cash received from the securitizations will be reported as financing activities instead of operating activities.  In accordance with the new guidance, prior period amounts have not been restated.

Debt and cash amounts were:

	June 30, 2010	December 31, 2009	June 30, 2009	December 31, 2008
Total debt	$2,979	$2,798	$3,735	$3,337
Cash	412	459	706	596
Net debt	$2,567	$2,339	$3,029	$2,741

Receivables securitizations not included in total debt above	$0	$232	$272	$234

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.  The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items and income before certain items per diluted share can be used to evaluate the Company’s operations.  Segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share can be found within this release.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Conference Call
The Company will hold a conference call tomorrow, July 20, 2010 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (517) 308-9293 or toll-free (888) 603-7013 and the access password is “packaging.”  A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com.  A replay of the conference call will be available for a one-week period ending at midnight on July 27.  The telephone numbers for the replay are (203) 369-1933 or toll free (866) 509-6774 and the access passcode is 1431.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to realize cost savings and increased profitability from restructuring activities, to grow in emerging markets, to commercialize new plants and manufacturing lines, to improve productivity and operating efficiencies at recently opened plants and to expand production in growing markets, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2009 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President - Finance, (215) 698-5341, or
Ed Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Net sales	$2,010	$2,055	$3,787	$3,739

Cost of products sold	1,631	1,676	3,114	3,068
Depreciation and amortization	44	46	88	93
Gross profit (1)	335	333	585	578

Selling and administrative expense	95	90	174	179
Provision for restructuring	2	1	24	2
Asset impairments and sales	(6)	(1)	(7)	(1)
Interest expense	45	62	92	123
Interest income	(2)	(1)	(3)	(3)
Translation and foreign exchange adjustments			(2)	4
Income before income taxes	201	182	307	274
Provision for income taxes	57	44	96	68
Equity earnings/(loss) in affiliates		1		(4)
Net income	144	139	211	202
Net income attributable to noncontrolling interests	(32)	(34)	(58)	(57)
Net income attributable to Crown Holdings	$112	$105	$153	$145
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.70	$0.66	$0.95	$0.91
Diluted	$0.69	$0.65	$0.94	$0.90

Weighted average common shares outstanding:
Basic	160,961,879	158,920,842	160,839,086	158,707,472
Diluted	163,292,749	161,728,278	163,197,094	161,508,765
Actual common shares outstanding	162,103,167	160,037,940	162,103,167	160,037,940

 (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and six months ended June 30, 2010 and 2009 follows:
	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Gross profit	$335	$333	$585	$578
Selling and administrative expense	95	90	174	179
Segment income	$240	$243	$411	$399

	Segment Information

	Three Months Ended June 30		Six Months Ended June 30
Net Sales	2010	2009	2010	2009

Americas Beverage	$549	$478	$1,029	$887
North America Food	214	250	411	447
European Beverage	439	453	753	792
European Food	421	466	825	855
European Specialty Packaging	97	108	188	189
Total reportable segments	1,720	1,755	3,206	3,170
Non-reportable segments	290	300	581	569
Total net sales	$2,010	$2,055	$3,787	$3,739

Segment Income

Americas Beverage	$73	$62	$130	$103
North America Food	33	29	49	47
European Beverage	75	88	127	145
European Food	59	71	99	123
European Specialty Packaging	8	8	11	9
Total reportable segments	248	258	416	427
Non-reportable segments	47	46	92	88
Corporate and other unallocated items	(55)	(61)	(97)	(116)
Total segment income	$240	$243	$411	$399

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted share before certain items, as used elsewhere in this release.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009

Net income attributable to Crown Holdings, as reported	$112	$105	$153	$145
Items, net of tax:
Settlement of dispute (1)			(20)
Provision for restructuring (2)	2	1	24	2
Asset impairments and sales (3)	(5)		(6)	(1)
Income taxes (4)			7
Closure of non-consolidated PET joint venture (5)				5
Net income before the above items	$109	$106	$158	$151

Income per diluted common share as reported	$0.69	$0.65	$0.94	$0.90
Income per diluted common share before the above items	$0.67	$0.66	$0.97	$0.94

Effective tax rate as reported	28.4%	24.2%	31.3%	24.8%
Effective tax rate before the above items	28.4%	23.6%	28.9%	24.7%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)	In the first quarter of 2010, the Company recorded a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) in selling and administrative expense for a legal settlement unrelated to the Company's ongoing operations.

(2)	In the second quarter and first six months of 2010, the Company recorded restructuring charges of $2 million ($2 million, net of tax, or $0.01 per diluted share) and $24 million ($24 million, net of tax, or $0.15 per diluted share) respectively, primarily related to the closure of a plant in Canada.

(3)	In the second quarter and first six months of 2010, the Company recorded net gains of $6 million ($5 million, net of tax, or $0.03 per diluted share) and $7 million ($6 million, net of tax, or $0.04 per diluted share) respectively, for asset sales and impairments.

(4)	In the first quarter of 2010, the Company recorded a charge of $7 million ($0.04 per diluted share) to recognize the tax impact of the new U.S. health care legislation on the Company's deferred taxes.

(5)	In the first quarter of 2009, the Company recorded a charge of $5 million in equity earnings ($5 million, net of tax, or $0.03 per diluted share) related to the closure of its non-consolidated PET plastic bottle operations in Brazil.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30	2010	2009
Assets
Current assets
Cash and cash equivalents	$412	$706
Receivables, net (1)	1,095	939
Inventories	1,076	1,209
Prepaid expenses and other current assets	122	115
Total current assets	2,705	2,969

Goodwill	1,884	2,031
Property, plant and equipment, net	1,418	1,490
Other non-current assets	694	900
Total	$6,701	$7,390

Liabilities and equity
Current liabilities
Short-term debt (1)	$234	$62
Current maturities of long-term debt	38	27
Other current liabilities	1,819	1,850
Total current liabilities	2,091	1,939

Long-term debt, excluding current maturities	2,707	3,646
Other non-current liabilities	1,425	1,441

Noncontrolling interests	373	386
Crown Holdings shareholders' equity/(deficit)	105	(22)
Total equity	478	364
Total	$6,701	$7,390

(1)	2010 amounts are presented in accordance with new accounting guidance related to receivables securitizations that was effective as of January 1, 2010. The impact of the guidance was to increase both the Company's receivables and short-term debt as of June 30, 2010 by $215 million compared to the amounts that would have been reported under the previous guidance. In accordance with the new guidance, 2009 amounts have not been restated.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30	2010	2009

Cash flows from operating activities
Net income	$211	$202
Depreciation and amortization	88	93
Provision for restructuring	24	2
Asset impairments and sales	(7)	(1)
Pension expense	57	62
Pension contributions	(28)	(31)
Stock-based compensation	15	9
Working capital (1)	(588)	(517)
Deferred taxes and other	34	18
Net cash used for operating activities (A)	(194)	(163)

Cash flows from investing activities
Capital expenditures	(104)	(75)
Other	19	(3)
Net cash used for investing activities	(85)	(78)

Cash flows from financing activities
Net change in debt	300	375
Other, net	(44)	(31)
Net cash provided by financing activities	256	344

Effect of exchange rate changes on cash and cash equivalents	(24)	7

Net change in cash and cash equivalents	(47)	110

Cash and cash equivalents at January 1	459	596

Cash and cash equivalents at June 30	$412	$706

(A)
Free cash flow is defined by the Company as net cash provided by/used for operating activities less capital expenditures.  A reconciliation from net cash provided by/used for operating activities to free cash flow for the three and six months ended June 30, 2010 and 2009 follows:

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009

Net cash provided by/(used for) operating activities (1)	$222	$182	$(194)	$(163)
Capital expenditures	(72)	(25)	(104)	(75)
Free cash flow (1)	$150	$157	$(298)	$(238)

(1)	2010 amounts are presented in accordance with new accounting guidance related to receivables securitizations that was effective as of January 1, 2010. The impact of the guidance for the six months ended June 30, 2010, was to increase net cash used for operating activities and net cash provided by financing actions by $215 million as compared to the amounts that would have been reported under the previous guidance. In accordance with the new guidance, 2009 amounts have not been restated.